UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.                )

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CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

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August 23, 2018

To our Class B Shareholders and our Members:

As described in the preliminary proxy statement we filed today with the Securities and Exchange Commission, we are seeking shareholder approval to amend our Certificate of Incorporation to eliminate all or some of the director election rights of our Class B shareholders. This proposal is designed to enhance the company’s corporate governance as a global company, improve the process for evaluating and nominating members to the Board, and ultimately reduce the size and cost associated with our Board while still maintaining the diversity of expertise of our Directors.

All shareholders of record as of September 6, 2018 are eligible to vote on the proposal and attend a special meeting of the shareholders of CME Group Inc. on November 5, 2018 at CME Group’s headquarters, 20 South Wacker Drive, Chicago, Illinois.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

In summary the proposal provides for:

•	The elimination of Class B election rights, such that Class B shareholders (CME exchange members) would no longer have the right to directly elect six members to the Board.

•	A common nominating and selection process for all Board members.

•

Continued eligibility for Class B shareholders to be considered for nomination for election to the Board. For two years, the Board Nominating Committee intends to consider up to four individuals who could have been elected B Directors and who are not currently Equity Directors (meaning the Board members elected by the Class A and Class B shareholders voting together) in the Board slate of nominees presented to all shareholders.

•

Consideration for Class B shareholders, following full shareholder approval of the proposal, of $6,200 per Class B-1 share; $4,100 per Class B-2 share and $2,000 per Class B-3 share. If the proposal is partially approved as described in the proxy statement, the Class B-1 shareholders and the Class B-2 shareholders will receive the consideration with the Class B-three shareholders receiving no consideration.

•	Core rights will not change.

The Board believes this proposal will enable CME Group to adjust our Board structure to better reflect the company’s growth as the world’s leading and most diverse derivatives marketplace. Class B share election rights were established in 2000 when CME was a single futures exchange transitioning from a member-owned institution to a public one. Now, as a global company with products and services offered in every major investible asset class, maintaining six mandated Directors, representative of members from only one of our exchanges – and elected only by that exchange’s members – is no longer necessary. Further, by giving the Board Nominating Committee one common process for all Director nominations, CME Group can best ensure the Board has the appropriate mix of members to address all of the company’s various governance needs.

The proposal is described in more detail beginning on page 1 of the preliminary proxy statement. Additional information on the proposal is also included with this letter. Questions about the proposal may be directed to directors@cmegroup.com.

We expect to distribute the definitive proxy statement in September to all shareholders as of the record date. You are advised to read the proxy statement in its entirety because it will contain important information about the proposal.

Sincerely,

Terrence A. Duffy

Chairman and Chief Executive Officer

* * *

CME Group Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding a Special Meeting of Shareholders on November 5, 2018. In addition, CME Group Inc. will be filing a definitive proxy statement and other relevant documents concerning the Special Meeting with the SEC. Shareholders are urged to read the preliminary proxy statement, the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about CME Group Inc. and the Special Meeting. The preliminary proxy statement and the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group, Shareholder Relations, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

CME Group Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal contained in the definitive proxy statement. Information concerning the participants in the solicitation is set forth in the preliminary proxy statement filed by CME Group Inc. with the SEC on August 23, 2018.

QUESTIONS AND ANSWERS REGARDING THE PROPOSAL

The following is a summary of the key terms and conditions of the proposal included on page 1 in CME Group’s preliminary proxy statement, filed with the Securities and Exchange Commission on August 23, 2018. This summary does not contain all of the information that may be important to you. You are urged to read the text of the proposal and the proposed amendments to the CME Group Certificate of Incorporation and Bylaws in their entirety.

As described in the preliminary proxy statement, the Board is seeking an amendment to its Certificate of Incorporation to eliminate all or some of the election rights of Class B shareholders, thereby improving its corporate governance, allowing the company to reduce the size of its Board and reduce costs. If the proposal is approved, it is the Board’s intention that by the 2021 annual meeting, the size of the Board will be reduced by six.

1.	What are the proposed changes for B-share members?

Under the terms of the proposal, if approved, CME Group will eliminate all or some of the Class B shareholder election rights, which since 2000 has provided for a mandated six Board seats for CME Group Class B-1, B-2 and B-3 shareholders only. With this change, it is the Board’s intention that, by 2021, the Board will be reduced in size by six to 15 Directors.

In conjunction with the approval of the proposal and beginning with the 2019 annual meeting, the Board Nominating Committee intends to consider up to four individuals who could have otherwise been elected and served as a Class B Director for election along with all other eligible Equity Directors. Further, if approved, current Class B shareholders will be eligible for consideration for existing election rights ($6,200 per B-1 share; $4,100 per B-2 share and $2,000 per B-3 share) held as of the record date, totaling approximately $10 million.

2.	Why is CME Group proposing these changes now?

Class B share election rights were established in 2000 when CME was a single futures exchange transitioning from a member-owned institution to a public one. Now, as a global company with products offered in every major asset class, CME Group believes the proposed elimination of all or some of the Class B election rights will enhance the company’s corporate governance, improve the process for evaluating and nominating members to the Board and ultimately reduce costs associated with our Board.

The Board believes that, considering these factors, maintaining six mandated Directors consisting of members from only one of our exchanges – and elected only by that exchange’s members – is no longer necessary. And, by giving the Board Nominating Committee one common process for all Director nominations, CME Group can best ensure the Board has the appropriate mix of members to address the company’s various governance needs.

3.	How did CME Group determine the proposed payment for each level of B-share election rights?

The Board believes the total consideration to be paid to the Class B shareholders under the Proposal is reasonable considering the benefits to the Company and its shareholders. Because of the unique nature of the Class B Election Rights, their potential value is not readily ascertainable by reference to market data. The allocation of the total consideration among the applicable classes of Class B common stock was done solely on the basis of the relative number of directors each class is entitled to elect.

4.	Why do B-4 shareholders not receive any payment under the proposal?

The Class B-4 shareholders do not have the right to elect or vote on Class B Directors and are not affected by the proposal. The Class B-4 shareholders do have voting rights in general and will vote on the proposal as discussed below – Common Stock Approval.

5.	Is the proposal taxable to the holders of Class B-1, Class B-2 and Class B-3 common stock?

Yes. In the event of Full Approval, the Proposal is taxable to the holders of Class B-1, Class B-2 and Class B-3 common stock. In the event of Partial Approval, the Proposal is taxable to the holders of Class B-1 and Class B-2 common stock. Though the character and particular tax treatment of the cash consideration is uncertain, the receipt of cash consideration pursuant to the Proposal generally will be a taxable transaction to the Class B shareholders for U.S. federal income tax purposes. Each Class B shareholder receiving consideration should consult its tax advisor regarding the particular tax effects to the Class B shareholder of the Proposal in light of such Class B shareholder’s particular circumstances.

6.	What approvals are required for the proposal to pass?

As the proposal involves an amendment to the Certificate of Incorporation, it must be approved by Class A shareholders in addition to each of the required class votes of the B shareholders who have director election rights. Our Board recommends all shareholders approve the proposal.

All shareholders of record as of September 6 are asked to vote on the proposal. Under terms of the proposal, only Class B shareholders with director election rights will be entitled to the consideration as described in the proxy statement.

Four separate votes are required to fully approve the proposal.

•	A “FOR” vote from the holders of a majority of the outstanding Class B-1 shares, voting as a single class (Class B-1 Approval), with each shareholder having a single vote per share;

•	A “FOR” vote from the holders of a majority of the outstanding Class B-2 shares, voting as a single class (Class B-2 Approval), with each shareholder having a single vote per share;

•	A “FOR” vote from the holders of a majority of the outstanding Class B-3 shares, voting as a single class (Class B-3 Approval), with each shareholder having a single vote per share; and

•

A “FOR” vote from the holders of a majority of the outstanding Class A and Class B common stock, voting together as a single class, with each shareholder having a single vote per share (Common Stock Approval).

If the Company receives the Partial Approval (meaning all of the foregoing approvals, except for the Class B-3 Approval), the Class B-1 and Class B-2 election rights will be eliminated, while one Director would still be nominated and elected by our Class B-3 shareholders.